UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

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CEL-SCI CORPORATION
(Name of Registrant as Specified In Its Charter)

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At the annual shareholders meeting scheduled for April 17, 2020 shareholders are being asked to approve the adoption of the Company’s 2020 Non-Qualified Stock Option Plan. More information about the plan follows:

Section 5 of the Plan provides that all Company employees, directors, officers, and consultants and advisors are eligible to participate in the Plan. However, the Company’s Compensation Committee, which administers the Plan, determines which persons will be granted options pursuant to the Plan and Section 5 of the Plan restricts the type of services that can be provided in order for consultants or advisors to be eligible to receive options pursuant to the Plan. As of March 16, 2020 the Company had approximately 40 employees and three directors who are not employees of the Company. The number of the Company’s consultants and advisors varies from time to time.

The Company’s Compensation Committee also determines, for each option granted, the shares issuable upon the exercise of the option, the option exercise price, the expiration date of the option, any vesting requirements applicable to the option, and all other terms of the option. The Company does not receive any cash or property from the Optionee when an option is granted.

No income is recognized by the Optionee at the time the option is granted. The difference between the option price and the market value of the shares on the date the option is exercised is taxable as ordinary income to an Optionee at the time of exercise, and to the extent such difference does not constitute unreasonable compensation, is deductible by the Company at that time. Gain or loss on any subsequent sale of shares received through the exercise of an option is treated by the Optionee as a capital gain or loss.

As of March 16, 2020 the closing price of the Company’s common stock was $9.15.